Exhibit 3.29

ARTICLES OF INCORPORATION

OF

WHOLESALE TIRE DISTRIBUTORS, INC.

We, the undersigned natural persons of the age of twenty-one (21) years or more have this day voluntarily associated ourselves together acting as incorporators for the purpose of forming a corporation under the Utah Business Corporation Act and adopt the following Articles of Incorporation for such corporation:

ARTICLE I

NAME AND DURATION.

The name of the corporation shall be:

WHOLESALE TIRE DISTRIBUTORS, INC.

Its duration shall be perpetual.

ARTICLE II

PURPOSE.

The principal purpose for which the corporation is organized is to engage in the wholesale sale of passenger, truck and other vehicle tires and products and service related or incident thereto. The corporation shall further be authorized to acquire, manage, mortgage, pledge or otherwise deal in real or personal property, to participate in general or limited partnerships to establish, own and franchise other similar business and to carry on such other business as may be necessary, convenient, or desirable and to engage in all other activities and businesses not prohibited by law.

ARTICLE III

CAPITAL STRUCTURE.

1. The aggregate number of shares which the corporation

shall have authority to issue is in three classes: Preferred Stock, Series A, in a present amount of $2,000.00; Class B, Voting Stock in an amount of $200,000.00; and, Common Stock in the amount of $12,000.00, to wit:

A. Preferred Stock Series “A” (referred to herein as Series A) and such other Preferred series as the directors shall establish pursuant to the provisions of Section 15 of the Utah Business Corporation Act:

(1) Subject to the provisions of these Articles pertaining to Series A stock, provisions regarding the same may be adopted by the Board of Directors.

(2) Series A stock may be issued in an amount not to exceed Twenty Thousand (20,000) shares, shall have a par value of Ten Cents ($.10) each for a Preferred Stock Series A capitalization of $2,000.00. Such Series A stock shall be nonvoting stock.

(3) Recall of Series A stock may be accomplished by the board of directors by tendering at any time to the Series A stockholder a sum per share equal to the number of months of employment with this Corporation of the Series A stockholder commencing on date of employment or date of stock issuance, which ever date is later, multiplied by the par value of said stockholder’s Series A stock multiplied by a factor of eight one-hundredths (.08), or in the alternative in the discretion of the board of directors, shares of common stock equal to the number of shares of Series A stock.

(4) Series A stock may not be sold without first offering the shares proposed for sale to the corporation. The Corporation shall have 45 days after receipt of written notice to elect to purchase the stock. The purchase price as determined by the corporation shall be: either the proposed selling price; the price determined under subparagraph 1 A (3), above; or, book value determined as of the first end of the month after the notice. The Corporation shall pay the purchase price thus determined within 12 months of notice, and the outstanding balance shall bear interest at 12% interest per annum.

(5) Such Series A stock shall not authorize the stockholder lists, shall not be entitled to dividends, shall not be assessable, shall not be subject to call except as above provided, shall have priority in the event of corporation liquidation only to the extent of the rights granted under the provisions concerning recall, shall not be entitled to preemptive rights or to participate in any increase of stock of the corporation.

B. Class B stock in the amount of Sixty Thousand shares (60,000) having a par value of Three and One-Third Dollars ($3.33 1/3) each for a Class B, stock capitalization of $200,000.00. When fully paid such stock shall be non-assessable, not subject to call, share dividends on par with common stock and otherwise enjoy the benefits of common stock and shall be voting on par with common stock. Class B stock may not be sold without first offering the shares proposed for sale to the Corporation. The Corporation shall have 45 days after receipt of written notice to elect to purchase the stock. The purchase price as determined by the Corporation shall be either: the shareholder’s proposed selling price; or, book value determined as of the first end of the month after the notice. The Corporation shall pay the purchase price thus determined within 12 months of notice, and the outstanding balance shall bear interest at 12% interest per annum.

C. Common Stock in the amount of One Hundred Twenty Thousand shares (120,000) having a par value of Ten Cents (10 ¢) each for a Common stock capitalization of Tweleve Thousand Dollars ($12,000.00). When fully paid such stock shall be voting, non-assessable and not subject to call.

2. Additional restrictions upon corporate stock:

The corporation shall have the power to adopt by appropriate by-laws, a provision or provisions restricting the sale or transfer of shares of stock provided the same shall be in accordance with applicable law, and this restriction on the right of each stockholder to sell his stock, if any is made, shall be shown on the stock certificate at the time it is issued, or if issued prior thereto, at the time said restriction is adopted rights pertaining to common stock granted by law.

3. The corporation shall be entitled to issue what is commonly known as “I.R.C. Section 1244” stock.

4. Preemptive rights to acquire additional stock are hereby waived and abandoned.

ARTICLE IV

COMMENCING BUSINESS.

The corporation shall not commence business until consideration of the value of at least $1 ,000.00 has been received for the issuance of shares.

ARTICLE V

MANAGEMENT OF CORPORATION.

The regulation of the internal affairs and the activities and duties of the officers and directors are set forth in the by-laws. The by-laws may be adopted, amended or repealed by a majority vote of the directors voting at a meeting attended by a majority of the directors or by a majority vote of the shareholders voting at a shareholder’s meeting.

ARTICLE VI

INITIAL REGISTERED OFFICE AND AGENT.

The address of the initial registered office of the corporation is 895 North Main, Logan, Utah 84321 and the name of the initial registered agent is Larry C. Nicholls.

ARTICLE VII

DIRECTORS.

The initial number of directors of the corporation is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall quality are:

NAME	ADDRESS
Larry C. Nicholls	1138 Mountain Road Logan, Utah 84321

Vickie Nicholls	1138 Mountain Road Logan, Utah 84321

Carl E. Malouf	150 East 200 North #D Logan, Utah 84321

ARTICLE VIII

INCORPORATORS.

The undersigned are incorporators and our addresses are: Larry C. Nicholls, 1138 Mountain Road, Logan, Utah 84321; Vickie Nicholls, 1138 Mountain Road, Logan, Utah 84321; Carl E. Malouf, 150 East 200 North #D, Logan, Utah 84321.

DATED This 10th day of November, 1981.

/S/ LARRY C. NICHOLLS
Larry C. Nicholls

/S/ VICKIE NICHOLLS
Vickie Nicholls

/S/ CARL E. MALOUF
Carl E. Malouf

STATE OF UTAH	)
	)	ss
COUNTY OF CACHE	)

I, Vickie S. Stephenson, a Notary Public, hereby certify that on the 10th day of November, 1981, personally appeared before me, Larry C. Nicholls, Vickie Nicholls, and Carl E. Malouf, who being by me first duly sworn, severally declared that they are the persons who signed the foregoing instrument as incorporators and that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 10th day of November, 1981.

/S/ VICKIE S. STEPHENSON
NOTARY PUBLIC
Commission Expires: July 10, 1984

Residing at:

Logan, Utah